Exhibit 99.1

SCOLR Pharma, Inc. Retains Nicholas Hall & Company

BOTHELL, WA, February 25, 2011, - SCOLR Pharma, Inc. (OTCQB: SCLR) today announced that it has retained Nicholas Hall & Company, a company providing complete support services to the global consumer healthcare industry, to introduce SCOLR to pharmaceutical companies, distributors and retailers that are interested in utilizing the Company’s proprietary technology to develop OTC or prescription pharmaceutical or nutritional products.

With more than 35 years’ experience of strategic planning, market analysis and product placement, Nicholas Hall & Company, (www.nicholashall.com), possesses detailed knowledge of the consumer healthcare market worldwide.

Stephen J. Turner, SCOLR Pharma’s President and CEO, said, “Nicholas Hall & Company has a long and successful track record of assisting specialty pharma companies with their partnering and marketing strategy. We believe their deep relationship with many of the world’s leading pharmaceutical and over-the-counter (OTC) consumer products companies will be very valuable to SCOLR as we seek to partner and expand the utilization of our technology in OTC and prescription products.”

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented CDT platforms to develop novel prescription pharmaceutical, over-the-counter, and nutritional products. SCOLR’s CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

Forward looking statements:

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the anticipated value of services to be provided by Nicholas Hall & Company, and the possibility of transactions involving the use of SCOLR’s proprietary technology. These forward-looking statements involve risks and uncertainties, including activities, events or developments that SCOLR expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the willingness of such of third parties to partner with SCOLR on acceptable terms, or at all, competition from larger and better funded pharmaceutical companies, SCOLR’s ability to manage its liquidity and obtain financing necessary to continue its operations and, global economic conditions. Additional assumptions, risks and uncertainties related to SCOLR’s business are described in detail in its registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in its Annual Report on Form 10-K, as supplemented by its quarterly reports on Form 10-Q. Such filings are available on SCOLR’s website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. SCOLR undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Contacts:

Investor Relations:

SCOLR Pharma, Inc.

425.368.1050